Exhibit 28 (j) (1) under Form N-1A
Exhibit (23) under Item 601/Reg. S-K

CONSENT OF ERNST & YOUNG LLP, INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the captions “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information in Post-Effective Amendment Number 238 to the Registration Statement (Form N-1A, No. 33-31602) of Federated Hermes Money Market Obligations Trust, and to the incorporation by reference of our report, dated June 22, 2021 on Federated Hermes U.S. Treasury Cash Reserves (one of the portfolios constituting Federated Hermes Money Market Obligations Trust) included in the Annual Shareholder Report for the fiscal year ended April 30, 2021.

/s/ Ernst & Young LLP

Boston, Massachusetts

June 22, 2021